EXHIBIT 99.1

Delek US Holdings Reports Second Quarter 2018 Results

•Positioned to benefit from significant current Midland-Cushing discount with 207,000 bpd of Permian Basin crude oil access
•Reported approximately $1.1 billion of cash at June 30, 2018
•Captured $131 million of annualized synergies related to the Alon USA Energy transaction through second quarter 2018

•	Returned $153 million of cash to shareholders through dividends and share repurchases year to date

BRENTWOOD, Tenn.-- August 7, 2018 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its second quarter ended June 30, 2018. Delek US reported second quarter 2018 net income of $79.1 million, or $0.89 per diluted share, versus net loss of $(37.9) million, or $(0.61) per basic share, for the quarter ended June 30, 2017. On an adjusted basis, Delek US reported net income of $89.0 million, or $1.03 per diluted share for the second quarter 2018. This compares to adjusted net loss of $(25.0) million, or $(0.40) per basic share, in the prior-year period. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") was $199.1 million compared to Adjusted EBITDA of $4.2 million in the prior- year period. Reconciliations of net income (loss) reported under U.S. GAAP to adjusted net income (loss) and Adjusted EBITDA are included in the financial tables attached to this release.

During the second quarter 2018, results were affected by approximately $60.3 million, or $0.52 per share after tax, of non-cash items which were not included as adjustments in the adjusted results above. This amount consisted of approximately $38.5 million, or $0.33 per share after tax, related to an inventory timing effect between the price of Permian Basin crude oil when it is purchased and when it is sold and realized as finished products sales in the gross margin. Results during the second quarter do not fully reflect the Midland to Cushing differential as this inventory timing effect was magnified by the large change in the differential that occurred over a short period of time. In addition, results were reduced by a charge of approximately $21.8 million, or $0.19 per share after tax, related to a mark-to-market of the Renewable Identification Numbers ("RINs") inventory position. The inventory position is the result of the previously announced waiver received for the El Dorado and Krotz Springs refineries in March 2018.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US, stated, "We had a great quarter as our refining system ran at 96 percent utilization and the system-wide operating expense was below $4.00 per barrel. Also, our refining margins began to feel the effect of a wider Permian crude oil differential toward the end of the quarter. Activity in the Permian Basin remains robust as crude oil production has continued to increase and there is limited new pipeline takeaway capacity expected in the near term. This is playing a role in the steep discount between WTI Cushing and WTI Midland crude oil forecasted for the remainder of 2018 and into 2019. Based on the forward curve as of August 6, 2018, the discount is currently trading at an average of $12.99 per barrel for the third quarter, $17.10 per barrel for the fourth quarter of 2018 and $6.90 per barrel in 2019. While we purchase the Midland barrels at the discount in the market, the realized Midland differential in our reported results in the second quarter was approximately $3.00 per barrel due to inventory timing effects. As Permian Basin production increases, our initiative to gather more crude oil barrels continues to grow, providing better crude oil quality and lower costs to our refining operations. With access to approximately 75.0 million barrels annually of Permian Basin crude oil in our refining system, or approximately 70 percent of our crude oil slate, we believe Delek US is well positioned to benefit from this market environment."

Yemin concluded, "The team made further progress in capturing synergies from the Alon USA acquisition and our annualized synergy target has been increased to a range of $130.0 million to $140.0 million. Our cash balance at June 30, 2018 was approximately $1.1 billion and $153.1 million of cash has been returned to shareholders through a combination of dividends and share repurchases on a year-to-date basis. We remain focused on creating long term value for our shareholders as our capital allocation program balances returning cash to our shareholders, investing in our business and exploring opportunities to provide future growth."

Results improved year-over-year primarily due to better performance in the refining segment. The refining segment contribution margin was $177.0 million in the second quarter 2018, compared to a contribution margin of $16.9 million in the prior-year period. The contribution from the Alon USA refineries acquired on July 1, 2017, a higher crack spread environment and an increased Midland WTI to Brent crude oil price discount all were factors in the year-over-year increase. The logistics segment contribution margin improved to $45.4 million during the quarter compared to $31.7 million in the prior-year period, as it benefited from the drop down of the Big Spring refinery logistics assets that was effective March 1, 2018, a higher gross margin per barrel in west Texas and improved performance from the Paline Pipeline. The retail segment contribution margin was $18.6 million, which related to the retail business acquired on July 1, 2017 and does not have comparable prior-year period results.

Synergies Update
Since the completion of the Alon USA transaction on July 1, 2017, through the second quarter 2018, Delek US captured approximately $131.0 million of annualized synergies. Delek US is now targeting total annualized synergies within a range of $130.0 million to $140.0 million, which is an increase from the previous guidance of $115.0 million to $130.0 million. On an annualized basis, these synergies are expected to be captured during 2018.

Asset Divestitures
In May 2018, Delek sold five asphalt terminals located on the West Coast for $75.0 million, plus working capital. In July 2018, the Long Beach, California location was sold for approximately $14.9 million. Including Long Beach, non-core assets have been divested for approximately $162.0 million so far in 2018. Evaluations are ongoing for the Bakersfield, California location, which remained a part of continuing operations in the second quarter 2018.

Regular Quarterly Dividend and Share Repurchase
Delek US announced today that its Board of Directors had declared its regular quarterly cash dividend of $0.25 per share. Shareholders of record on August 21, 2018 will receive this cash dividend payable on September 4, 2018.

During the second quarter 2018, Delek US repurchased 371,271 shares for approximately $20.0 million, with an average price of $53.87 per share. For the six months ended June 30, 2018, Delek US repurchased approximately 2.9 million shares for approximately $115.3 million, with an average price of $39.19 per share. At June 30, 2018, there was approximately $159.7 million of total available authorization remaining to repurchase shares.

Liquidity
As of June 30, 2018, Delek US had a cash balance of $1.1 billion and total consolidated debt of $2.0 billion, resulting in net debt of $0.9 billion. As of June 30, 2018, Delek US' subsidiary, Delek Logistics, had $737.1 million of total debt and $5.2 million of cash, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $1.1 billion in cash and $1.3 billion of debt, or a $0.2 billion net debt position.

Refining Segment
Refining segment contribution margin was $177.0 million in the second quarter 2018 compared to $16.9 million in the second quarter 2017. On a year-over-year basis, results benefited from a higher crack spread environment, wider discount between Midland WTI crude oil and Brent crude oil and the addition of the Big Spring and Krotz Springs refineries acquired in the Alon USA transaction that closed on July 1, 2017. The Gulf Coast 5-3-2 crack spread increased to $14.37 per barrel for the second quarter 2018, compared to $10.86 per barrel for the same period in 2017.

During the second quarter 2018, the Midland WTI crude oil differential to Brent crude oil was an average discount of $15.03 per barrel compared to $3.48 per barrel in the prior-year period. The Midland WTI crude oil differential to Cushing WTI was an average discount of $5.14 per barrel in second quarter 2018 compared to an average discount of $0.83 per barrel in the second quarter 2017. Backwardation in the oil futures market was $0.12 per barrel in the second quarter 2018, compared to contango of $0.54 per barrel in the second quarter 2017.

As discussed above, there was approximately $38.5 million related to an inventory timing effect between the price of Permian Basin crude oil when it was purchased and when it is sold and realized as finished products sales in the gross margin. Results during the second quarter do not fully reflect the Midland to Cushing differential as this inventory timing effect was magnified by the large change in the differential that occurred over a short period of time. The estimated realized Midland to Cushing differential in reported results was approximately $3.00 per barrel during the second quarter 2018, taking into consideration this inventory timing effect.

Logistics Segment
The logistics segment contribution margin in the second quarter 2018 increased to $45.4 million compared to $31.7 million in the second quarter 2017. The primary factors that increased contribution margin were a benefit from the drop down of the Big Spring refinery logistics assets that was effective March 1, 2018, a higher gross margin per barrel in west Texas and improved performance from the Paline Pipeline, which were partially offset by higher operating expenses on a year-over-year basis.

Retail Segment
As a result of the Alon USA transaction on July 1, 2017, Delek US acquired approximately 300 convenience store locations operating primarily in west Texas and New Mexico. For the second quarter 2018, net sales for the retail segment were $244.8 million and contribution margin was $18.6 million. Merchandise sales were approximately $90.2 million with an average retail margin of 31.7% and approximately 54.1 million retail fuel gallons were sold at an average margin of $0.24 per gallon. Operating expenses for the retail segment were $25.3 million in the second quarter 2018.

Corporate/Other Segment
Contribution margin from the Corporate/Other segment was a loss of $(11.8) million in the second quarter 2018 compared to $(37.8) million in the prior-year period. This segment also includes the asphalt business acquired in the Alon USA transaction on July 1, 2017 (some of the asphalt terminals were sold on May 21, 2018 as discussed above). The net hedging loss in the second quarter 2018 was $(0.4) million compared to a net hedging loss of $(30.9) million in the prior-year period. The prior-year period includes a hedging loss of approximately $31.7 million related to a realized loss on a crude oil inventory hedging strategy associated with Delek US' supply and offtake agreement.

Second Quarter 2018 Results | Conference Call Information
Delek US will hold a conference call to discuss its second quarter 2018 results on Wednesday, August 8, 2018 at 9:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through November 8, 2018 by dialing (855) 859-2056, passcode 6869787. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) second quarter earnings conference call that will be held on Wednesday, August 8, 2018 at 8:00 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations primarily consist of Delek Logistics Partners, LP. Delek US Holdings, Inc. and its affiliates own approximately 63% (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in central and west Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.  These forward-looking statements include, but are not limited to, statements regarding throughput at the Company’s refineries; expiration of offtake agreements; crude oil prices and discounts and our ability to benefit therefrom; share repurchases; synergies resulting from the Alon USA transaction including the amount and timing thereof; our ability to execute initiatives related to West Coast assets successfully or at all and the amount and timing of any such transactions; returning cash to shareholders; payments of dividends; growth; investments into our business; RINs waivers and tax credits and the value and benefit therefrom; cash and liquidity; opportunities and anticipated performance and financial position.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: risks and uncertainties related to the ability to successfully integrate the businesses of Delek US and Alon USA Energy, Inc.; risks related to disruption of management time from ongoing business operations due to the integration implementation; the risk that the combined company may be unable to fully achieve anticipated cost-cutting synergies or it may take longer than expected to achieve those synergies; uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; risks related to Delek US’ exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek US undertakes no obligation to update or revise any such forward-looking statements, except as required by applicable law or regulation.

Non-GAAP Disclosures:
This earnings release includes references to financial measures that are not defined under U.S. generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjusted net income (loss), adjusted net income (loss) per share, earnings before interest, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA. Delek US believes that the presentation of these non-GAAP measures reflects operating results that are more indicative of Delek US' ongoing operating performance while improving comparability to prior periods, and, as such, may provide investors with an enhanced understanding of the Company's past financial performance and prospects for the future when viewed together with GAAP results. Adjusted income or loss, adjusted net income or loss per share, EBITDA and adjusted EBITDA should not be considered in isolation or as alternatives to net income or loss, net income or loss per share, or any other measure of financial performance presented in accordance with U.S. GAAP. Additionally, because adjusted net income or loss, adjusted net income or loss per share, EBITDA and adjusted EBITDA may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Delek US Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	June 30, 2018	December 31, 2017
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,132.8	$931.8
Accounts receivable, net	785.1	579.6
Accounts receivable from related parties	17.0	2.1
Inventories, net of inventory valuation reserves	881.5	808.4
Assets held for sale	25.2	160.0
Other current assets	107.7	129.9
Total current assets	2,949.3	2,611.8
Property, plant and equipment:
Property, plant and equipment	2,812.4	2,772.5
Less: accumulated depreciation	(708.8)	(631.7)
Property, plant and equipment, net	2,103.6	2,140.8
Goodwill	857.8	816.6
Other intangibles, net	106.1	101.1
Equity method investments	130.5	138.1
Other non-current assets	64.5	126.8
Total assets	$6,211.8	$5,935.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,050.6	$973.4
Accounts payable to related parties	1.8	1.7
Current portion of long-term debt	180.8	590.2
Obligation under Supply and Offtake Agreements	471.2	435.6
Liabilities associated with assets held for sale	12.0	105.9
Accrued expenses and other current liabilities	445.0	564.9
Total current liabilities	2,161.4	2,671.7
Non-current liabilities:
Long-term debt, net of current portion	1,861.7	875.4
Environmental liabilities, net of current portion	135.7	68.9
Asset retirement obligations	71.8	72.1
Deferred tax liabilities	127.2	199.9
Other non-current liabilities	74.7	83.0
Total non-current liabilities	2,271.1	1,299.3
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 87,631,115 shares and 81,533,548 shares issued at June 30, 2018 and December 31, 2017, respectively	0.9	0.8
Additional paid-in capital	1,041.8	900.1
Accumulated other comprehensive (loss) income	(42.4)	6.9
Treasury stock, 3,703,826 shares and 762,623 shares, at cost, as of June 30, 2018 and December 31, 2017, respectively	(140.3)	(25.0)
Retained earnings	742.8	767.8
Non-controlling interests in subsidiaries	176.5	313.6
Total stockholders’ equity	1,779.3	1,964.2
Total liabilities and stockholders’ equity	$6,211.8	$5,935.2

Delek US Holdings, Inc.
Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2018	2017	2018	2017
	(In millions, except share and per share data)
Net revenues	$2,563.5	$1,230.7	$4,916.7	$2,412.8
Operating costs and expenses:
Cost of goods sold	2,176.8	1,157.8	4,219.6	2,193.5
Operating expenses	157.5	62.1	315.6	123.3
General and administrative expenses	52.9	27.5	118.1	54.0
Depreciation and amortization	49.2	29.5	97.2	58.5
Other operating (income) expense, net	(8.0)	0.3	(7.7)	0.3
Total operating costs and expenses	2,428.4	1,277.2	4,742.8	2,429.6
Operating income (loss)	135.1	(46.5)	173.9	(16.8)
Interest expense	31.5	14.9	64.0	28.4
Interest income	(0.9)	(0.8)	(1.6)	(1.8)
Income from equity method investments	(2.9)	(1.5)	(2.9)	(4.6)
Gain on sale of business	(13.2)	—	(13.2)	—
Impairment loss on assets held for sale	—	—	27.5	—
Loss on extinguishment of debt	—	—	9.0	—
Other expense (income), net	0.3	0.1	(0.4)	0.1
Total non-operating expenses, net	14.8	12.7	82.4	22.1
Income (loss) from continuing operations before income tax expense (benefit)	120.3	(59.2)	91.5	(38.9)
Income tax expense (benefit)	32.8	(27.0)	15.8	(22.0)
Income (loss) from continuing operations, net of tax	87.5	(32.2)	75.7	(16.9)
Discontinued operations:
Loss from discontinued operations, including loss on sale of discontinued operations	(1.0)	—	(11.5)	—
Income tax benefit	(0.2)	—	(2.5)	—
Loss from discontinued operations, net of tax	(0.8)	—	(9.0)	—
Net income (loss)	86.7	(32.2)	66.7	(16.9)
Net income attributed to non-controlling interests	7.6	5.7	22.5	9.8
Net income (loss) attributable to Delek	$79.1	$(37.9)	$44.2	$(26.7)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.95	$(0.61)	$0.74	$(0.43)
Loss from discontinued operations	(0.01)	—	$(0.21)	$—
Total basic income (loss) per share	$0.94	$(0.61)	$0.53	$(0.43)

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.90	$(0.61)	$0.71	$(0.43)
Loss from discontinued operations	(0.01)	—	$(0.20)	$—
Total diluted income (loss) per share	$0.89	$(0.61)	$0.51	$(0.43)
Weighted average common shares outstanding:
Basic	84,041,358	62,054,485	83,151,823	62,016,489
Dilutive effect of convertible debt	2,635,399	—	—	—

Dilutive effect of warrants	1,685,053	—	1,061,053	—
Dilutive effect of stock-based awards	1,882,547	—	1,560,711	—
Diluted	90,244,357	62,054,485	85,773,587	62,016,489
Dividends declared per common share outstanding	$0.25	$0.15	$0.45	$0.30

Delek US Holdings, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Six Months Ended June 30,
	2018	2017
Cash Flow Data	(Unaudited)
Operating activities	$(136.4)	$(46.9)
Investing activities	13.8	(32.1)
Financing activities	313.5	(37.9)
Net increase (decrease)	$190.9	$(116.9)

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended June 30, 2018
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$2,243.7	$113.3	$244.8	$(38.3)	$2,563.5
Intercompany fees and sales	226.1	53.0	—	(279.1)	—
Operating costs and expenses:
Cost of goods sold	2,179.6	106.0	200.9	(309.7)	2,176.8
Operating expenses	113.2	14.9	25.3	4.1	157.5
Segment contribution margin	$177.0	$45.4	$18.6	$(11.8)	229.2
General and administrative expenses					52.9
Depreciation and amortization					49.2
Other operating expense, net					(8.0)
Operating income					$135.1
Total assets (1)	$5,101.7	$650.3	$332.8	$127.0	$6,211.8
Capital spending (excluding business combinations (2)	$33.7	$2.3	$2.1	$16.6	$54.7

	Three Months Ended June 30, 2017
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,144.8	$87.1	$—	$(1.2)	$1,230.7
Intercompany fees and sales	8.2	39.6	—	(47.8)	—
Operating costs and expenses:
Cost of goods sold	1,084.5	85.0	—	(11.7)	1,157.8
Operating expenses	51.6	10.0	—	0.5	62.1
Segment contribution margin	$16.9	$31.7	$—	$(37.8)	10.8
General and administrative expenses					27.5
Depreciation and amortization					29.5
Other operating expense, net					0.3
Operating loss					$(46.5)
Total assets	$1,949.6	$415.5	$—	$511.4	$2,876.5
Capital spending (excluding business combinations)	$11.2	$2.1	$—	$1.7	$15.0

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Six Months Ended June 30, 2018
	Refining (3)	Logistics	Retail	Corporate, Other and Eliminations (3)	Consolidated
Net sales (excluding intercompany fees and sales)	$4,184.4	$219.5	$454.4	$58.4	$4,916.7
Intercompany fees and sales	411.3	114.7	—	(526.0)	—
Operating costs and expenses:
Cost of goods sold	4,057.5	225.0	374.1	(437.0)	4,219.6
Operating expenses	227.9	27.5	49.8	10.4	315.6
Segment contribution margin	$310.3	$81.7	$30.5	$(41.0)	$381.5
General and administrative expenses					118.1
Depreciation and amortization					97.2
Other operating expense, net					(7.7)
Operating income					$173.9

Capital spending (excluding business combinations) (2)	$85.2	$4.5	$4.1	$31.0	$124.8

	Six Months Ended June 30, 2017
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$2,235.3	$180.0	$—	$(2.5)	$2,412.8
Intercompany fees and sales	17.2	76.2	—	(93.4)	—
Operating costs and expenses:
Cost of goods sold	2,065.3	177.6	—	(49.4)	2,193.5
Operating expenses	102.4	20.3	—	0.6	123.3
Segment contribution margin	$84.8	$58.3	$—	$(47.1)	$96.0
General and administrative expenses					54.0
Depreciation and amortization					58.5
Other operating expense, net					0.3
Operating loss					$(16.8)
Capital spending (excluding business combinations)	$22.0	$4.9	$—	$3.3	$30.2

(1)	Assets held for sale of $25.2 million are included in the corporate, other and eliminations segment as of June 30, 2018.

(2)	Capital spending excludes transaction costs capitalized in the amount of $0.4 million during the six months ended June 30, 2018, that relate to the Big Spring logistics assets acquisition.

(3)
The corporate, other and eliminations segment results of operations for the six months ended June 30, 2018 includes Canada trading activity which was previously included and reported in the refining segment for the three months ended March 31, 2018.

Refining Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Tyler, TX Refinery	(Unaudited)		(Unaudited)
Days in period	91	91	181	181
Total sales volume (average barrels per day)(1)	81,088	79,404	77,555	71,906
Products manufactured (average barrels per day):
Gasoline	42,918	41,817	41,800	37,955
Diesel/Jet	32,899	30,810	30,275	27,767
Petrochemicals, LPG, NGLs	2,877	3,316	2,479	2,676
Other	1,742	1,678	1,756	1,613
Total production	80,436	77,621	76,310	70,011
Throughput (average barrels per day):
Crude oil	75,272	73,047	70,305	65,120
Other feedstocks	5,902	5,298	6,537	5,656
Total throughput	81,174	78,345	76,842	70,776
Per barrel of sales:
Tyler refining margin	$11.90	$5.04	$10.21	$5.17
Direct operating expenses	$3.38	$3.37	$3.40	$3.75
Crude Slate: (% based on amount received in period)
WTI crude oil	77.5%	77.7%	79.2%	78.7%
East Texas crude oil	21.0%	18.2%	18.8%	19.3%
Other	1.5%	4.1%	2.0%	2.0%

El Dorado, AR Refinery
Days in period	91	91	181	181
Total sales volume (average barrels per day)(2)	76,353	76,826	73,488	80,190
Products manufactured (average barrels per day):
Gasoline	36,285	36,446	35,689	38,151
Diesel	25,256	27,396	25,773	26,744
Petrochemicals, LPG, NGLs	1,236	1,751	1,350	1,703
Asphalt	4,662	7,205	4,895	6,635
Other	785	1,014	812	1,001
Total production	68,224	73,812	68,519	74,234
Throughput (average barrels per day):
Crude oil	68,685	74,342	68,559	73,775
Other feedstocks	1,175	612	1,475	1,488
Total throughput	69,860	74,954	70,034	75,263
Per barrel of sales:
El Dorado refining margin	$4.74	$4.44	$8.73	$8.19
Direct operating expenses	$4.84	$3.76	$4.99	$3.53
Crude Slate: (% based on amount received in period)
WTI crude oil	68.0%	58.7%	65.1%	63.9%
Local Arkansas crude oil	21.0%	18.9%	20.7%	18.8%
Other	11.0%	22.4%	14.2%	17.3%

Refining Segment	Three Months Ended June 30,	Six Months Ended June 30,
	2018	2018
Big Spring, TX Refinery (acquired on July 1, 2017)	(Unaudited)	(Unaudited)
Days in period - based on date acquired	91	181
Total sales volume (average barrels per day) (3)	77,005	69,928
Products manufactured (average barrels per day):
Gasoline	36,009	33,581
Diesel/Jet	29,266	24,180
Petrochemicals, LPG, NGLs	3,834	3,431
Asphalt	1,856	1,856
Other	1,476	1,295
Total production	72,441	64,343
Throughput (average barrels per day):
Crude oil	72,013	62,936
Other feedstocks	171	1,007
Total throughput	72,184	63,943
Per barrel of sales:
Big Spring refining margin	$16.88	$13.62
Direct operating expenses	$3.57	$4.31
Crude Slate: (% based on amount received in period)
WTI crude oil	72.0%	71.2%
WTS crude oil	28.0%	28.8%

Krotz Springs, LA Refinery (acquired on July 1, 2017)
Days in period - based on date acquired	91	181
Total sales volume (average barrels per day) (4)	76,789	78,335
Products manufactured (average barrels per day):
Gasoline	35,976	37,515
Diesel/Jet	32,008	31,534
Heavy oils	1,362	1,350
Other	7,295	7,522
Total production	76,641	77,921
Throughput (average barrels per day):
Crude oil	74,625	74,256
Other feedstocks	997	2,406
Total throughput	75,622	76,662
Per barrel of sales:
Krotz Springs refining margin	$8.82	$7.86
Direct operating expenses	$3.87	$3.72
Crude Slate: (% based on amount received in period)
WTI Crude	54.9%	57.2%
Gulf Coast Sweet Crude	45.1%	42.8%

Pricing statistics (average for the period presented):	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

WTI — Cushing crude oil (per barrel)	$68.03	$48.11	$65.52	$49.89
WTI — Midland crude oil (per barrel)	$59.93	$47.29	$61.19	$49.49
WTS -- Midland crude oil (per barrel) (5)	$59.53	$47.05	$60.47	$48.65
LLS crude oil (per barrel) (5)	$73.02	$50.18	$69.51	$51.77
Brent crude oil (per barrel)	$74.96	$50.77	$71.18	$52.63

US Gulf Coast 5-3-2 crack spread (per barrel) (5)	$14.37	$10.86	$12.99	$10.72
US Gulf Coast 3-2-1 crack spread (per barrel) (5)	$18.26	$14.78	$16.82	$14.20
US Gulf Coast 2-1-1 crack spread (per barrel) (5)	$10.83	$10.33	$10.29	$10.13

US Gulf Coast Unleaded Gasoline (per gallon)	$1.96	$1.45	$1.87	$1.48
Gulf Coast Ultra low sulfur diesel (per gallon)	$2.11	$1.47	$2.02	$1.52
US Gulf Coast high sulfur diesel (per gallon)	$1.96	$1.33	$1.87	$1.39
Natural gas (per MMBTU)	$2.83	$3.14	$2.84	$3.10

(1)
Total sales volume includes 267 and 917 bpd sold to the logistics segment during the three and six months ended June 30, 2018, respectively, and 743 and 842 bpd during the three and six months ended June 30, 2017, respectively. Total sales volume also includes sales of 109 and 120 bpd of intermediate and finished products to the El Dorado refinery during the three and six months ended June 30, 2018, respectively, and 1 and 5 bpd during the three and six months ended June 30, 2017, respectively. Total sales volume also includes 428 and 459 bpd of produced finished product sold to the Big Spring refinery and 0 and 118 bpd sold to the Krotz Springs refinery during the three and six months ended June 30, 2018, respectively. Total sales volume excludes 4,729 and 4,603 bpd of wholesale activity during the three and six months ended June 30, 2018, respectively, and 4,177 and 5,297 of wholesale activity during the three and six months ended June 30, 2017, respectively.

(2)
Total sales volume includes 985 and 515 bpd of produced finished product sold to the Tyler refinery during the three and six months ended June 30, 2018, respectively, and 525 and 787 bpd during the three and six months ended June 30, 2017, respectively; 21,648 and 11,407 bpd of produced finished product sold to the Krotz Springs refinery during the three and six months ended June 30, 2018, respectively; 302 and 566 bpd of produced finished product sold to the Big Spring refinery during the three and six months ended June 30, 2018, respectively; and 220 and 123 bpd of produced finished product sold to Alon Asphalt Company during the three and six months ended June 30, 2018, respectively. Total sales volume excludes 48,287 and 50,709 bpd of wholesale activity during the three and six months ended June 30, 2018, respectively, and 19,219 and 18,880 bpd of wholesale activity during the three and six months ended June 30, 2017, respectively.

(3)
Total sales volume includes 13,838 and 14,026 bpd sold to the retail segment, 3,158 and 4,237 bpd sold to the logistics segment and 1,895 and 1,522 bpd sold to Alon Asphalt Company during the three and six months ended June 30, 2018, respectively.

(4)	Sales volume includes 39,398 and 29,130 bpd sold to the El Dorado refinery and 0 and 110 bpd sold to the Tyler refinery during the three and six months ended June 30, 2018, respectively.

(5)
For our Tyler and El Dorado refineries, we compare our per barrel refining product margin to the Gulf Coast 5-3-2 crack spread consisting of WTI Cushing crude, U.S. Gulf Coast CBOB and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). For our Big Spring refinery, we compare our per barrel refined product margin to the Gulf Coast 3-2-1 crack spread consisting of WTI Cushing crude, Gulf Coast 87 Conventional gasoline and Gulf Coast ultra low sulfur diesel, and for our Krotz Springs refinery, we compare our per barrel refined product margin to the Gulf Coast 2-1-1 crack spread consisting of LLS crude oil, Gulf Coast 87 Conventional gasoline and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). The Tyler refinery's crude oil input is primarily WTI Midland and east Texas, while the El Dorado refinery's crude input is primarily combination of WTI Midland, local Arkansas and other domestic inland crude oil. The Big Spring refinery’s crude oil input is primarily comprised of WTS and WTI Midland. The Krotz Springs refinery’s crude oil input is primarily comprised of LLS and WTI Midland. The Big Spring and Krotz Springs refineries were acquired July 1, 2017 as part of the Delek US/Alon USA Merger, so Gulf Coast 3-2-1 and 2-1-1 crack spreads, LLS and WTS statistics are presented only for the period Delek US owned these refineries.

Delek US Holdings, Inc.
Reconciliation of Refining Margin per barrel to Adjusted Refining Margin per barrel (1)
$ in millions, except per share data
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Tyler (2)
Reported refining margin, $ per barrel	$11.90	$5.04	$10.21	$5.17
Adjustments:
Net inventory valuation (benefit) loss	(0.07)	1.44	(0.07)	1.01
Renewable bio credit allocated to refinery	—	—	(1.10)	—

Adjusted refining margin $/bbl	$11.83	$6.48	$9.04	$6.18
Note: During the second quarter 2018, the Tyler Refinery inventory timing effect between the purchase price of Permian Basin crude oil and when it is sold and realized as finished products was approximately $10,500,000, or $1.42/bbl.

El Dorado (3)
Reported refining margin, $ per barrel	$4.74	$4.44	$8.73	$8.19
Adjustments:
Net inventory valuation loss	—	0.05	—	0.02
RIN waiver	—	—	(4.46)	(3.27)
Renewable bio credit allocated to refinery	—	—	(0.45)	—
Non-cash RINs inventory mark-to-market	2.47	—	1.58	—

Adjusted refining margin $/bbl	$7.21	$4.49	$5.40	$4.94

Note: During the second quarter 2018, the El Dorado Refinery inventory timing effect between the purchase price of Permian Basin crude oil and when it is sold and realized as finished products was approximately $7,000,000, or $1.01/bbl.

Big Spring (acquired July 1, 2017) (4)
Reported refining margin, $ per barrel	$16.88		$13.62
Adjustments:
Net inventory valuation loss	0.02		0.01

Adjusted refining margin $/bbl	$16.90		$13.63

Note: During the second quarter 2018, the Big Spring Refinery inventory timing effect between the purchase price of Permian Basin crude oil and when it is sold and realized as finished products was approximately $15,000,000, or $2.13/bbl.

Krotz Springs (acquired July 1, 2017) (5)
Reported refining margin, $ per barrel	$8.82		$7.86
Adjustments:
Net inventory valuation loss	0.01		—
RIN waiver	—		(2.23)
Non-cash RINs inventory mark-to-market	0.65		0.42

Adjusted refining margin $/bbl	$9.48		$6.05

Note: During the second quarter 2018, the Krotz Springs Refinery inventory timing effect between the purchase price of Permian Basin crude oil and when it is sold and realized as finished products was approximately $6,000,000 or $0.87/bbl.

(1)
Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies.

(2)	Tyler adjusted refining margins exclude the following items.
Net inventory valuation benefit - There was approximately $0.5 million benefit and $(10.4) million of valuation loss in the second quarter 2018 and 2017, respectively. There was approximately $1.0 million benefit and $(13.1) million of valuation loss in the six months ended June 30, 2018 and 2017, respectively. These amounts resulted from lower of cost or market adjustments on LIFO inventory in the respective periods.

Biodiesel tax credit allocation - In the first quarter 2018, approximately $15.4 million related to the biodiesel tax credit for 2017 that is included in the renewables portion of the refining segment, which was allocated to Tyler.

(3)	El Dorado adjusted refining margins exclude the following items.
Net inventory valuation (loss) - There were $0.0 million and a $(0.3) million of valuation losses in the second quarter 2018 and 2017, respectively. There was approximately $0.0 million and $(0.3) million of valuation losses in the six months ended June 30, 2018 and 2017, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the respective periods.

RIN waiver - In March 2018, the El Dorado, Arkansas refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2017 calendar year. This waiver equated to a benefit of approximately $59.3 million recognized in the first quarter 2018 compared to $47.5 million recognized in the first quarter 2017 for a similar exemption received for the 2016 calendar year.

Biodiesel tax credit allocation - In the first quarter 2018, approximately $6.0 million related to the biodiesel tax credit for 2017 that is included in the renewables portion of the refining segment, which was allocated to El Dorado.

Non-cash RINs inventory mark-to-market - Relates to a mark-to-market of the Renewable Identification Numbers ("RINs") inventory position. The inventory position was higher due to the waiver received by the El Dorado refinery in March 2018.

(4)	Big Spring adjusted refining margins exclude the following items.
Net inventory valuation (loss) - There were $(0.2) million and $(0.2) million of valuation losses in the second quarter 2018 and in the six months ended June 30, 2018, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the respective period.

(5)	Krotz Springs adjusted refining margins exclude the following items.
Net inventory valuation (loss) - There were $(0.05) million and $(0.05) million of valuation losses in the second quarter 2018 and in the six months ended June 30, 2018, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the respective period.

RIN waiver - In March 2018, the Krotz Springs, Louisiana refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2017 calendar year. This waiver equated to a benefit of approximately $31.6 million recognized in the first quarter 2018.

Non-cash RINs inventory mark-to-market - Relates to a mark-to-market of the Renewable Identification Numbers ("RINs") inventory position. The inventory position was higher due to the waiver received by the El Dorado refinery in March 2018.

Logistics Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	56,088	59,953	55,412	59,351
Refined products pipelines to Enterprise Systems	48,013	49,820	48,879	50,583
SALA Gathering System	16,738	15,957	16,705	16,242
East Texas Crude Logistics System	16,902	13,591	17,478	14,876

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	79,330	77,878	76,304	70,677
West Texas wholesale marketing throughputs (average bpd)	12,261	13,422	14,091	13,942
West Texas wholesale marketing margin per barrel	$8.06	$4.26	$6.43	$3.44
Big Spring Marketing - Refinery sales volume (average bpd) (2)	80,536	—	79,165	—
Terminalling throughputs (average bpd) (3)	162,383	128,111	154,917	122,026

(1)	Excludes jet fuel and petroleum coke.

(2)
Throughputs for the six months ended June 30, 2018 are for the 122 days we marketed certain finished products produced at or sold from the Big Spring Refinery following the execution of the Big Spring Marketing Agreement, effective March 1, 2018.

(3)
Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas; our El Dorado and North Little Rock, Arkansas; and our Memphis and Nashville, Tennessee terminals. Throughputs for the six months ended June 30, 2018 for the Big Spring terminal are for the 122 days we operated the terminal following its acquisition effective March 1, 2018. Barrels per day are calculated for only the days we operated each terminal. Total throughput barrels for the six months ended June 30, 2018 was 26.0 million barrels, which averaged 143,593 bpd for the period.

Retail Segment	Three Months Ended June 30,	Six Months Ended June 30,
(Operations were acquired on July 1, 2017)	2018	2018
	(Unaudited)	(Unaudited)
Number of stores (end of period) (1)	297	297
Average number of stores	297	298
Retail fuel sales (thousands of gallons)	54,114	107,813
Average retail gallons per average number of stores (in thousands)	188	373
Retail fuel margin ($ per gallon)	$0.24	$0.21
Merchandise sales (in thousands)	$90,200	$168,300
Merchandise sales per average number of stores (in thousands)	$304	$565
Merchandise margin %	31.7%	31.0%
(1) At June 30, 2018, there were 297 retail convenience stores of which 288 sold fuel.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of U.S. GAAP Net Income (Loss) to Adjusted Net Income (Loss)	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Reported net income (loss) attributable to Delek	$79.1	$(37.9)	$44.2	$(26.7)

Adjustments
Net inventory valuation (gain) loss	(0.3)	10.7	(0.7)	13.4
Tax effect of inventory valuation	0.1	(3.8)	0.2	(4.8)
Net after tax inventory valuation (gain) loss	(0.2)	6.9	(0.6)	8.7

Unrealized hedging loss	9.9	6.6	24.7	0.1
Tax effect of unrealized hedging	(2.3)	(2.2)	(5.6)	0.2
Net after tax unrealized hedging loss	7.7	4.3	19.0	0.2

Transaction related expenses	2.6	2.5	13.2	$4.2
Tax effect of transaction related expenses	(0.6)	(0.9)	(2.8)	$(1.5)
Net after tax transaction related expenses	2.0	1.6	10.4	$2.7

Tax Cuts and Jobs Act adjustment	10.0	—	2.6	—
Tax effect of Tax Cuts and Jobs Act adjustment	—	—	—	—
Net after tax Tax Cuts and Jobs Act adjustment	10.0	—	2.6	—

Loss on extinguishment of debt	—	—	9.0	—
Tax effect of loss on extinguishment of debt	—	—	(2.1)	—
Net after tax loss on extinguishment of debt	—	—	6.9	—

Impairment loss on assets held for sale	—	—	27.5	—
Tax effect of impairment loss on assets held for sale	—	—	(0.5)	—
Net after tax impairment loss on assets held for sale	—	—	27.0	—

Gain on sale of the asphalt business	(13.2)	—	(13.2)	—
Tax effect of gain on sale of the asphalt business	2.9	—	2.9	—
Net after tax gain on sale of the asphalt business	(10.3)	—	(10.3)	—

Discontinued operations loss	1.0	—	11.5	—
Tax effect of discontinued operations	(0.2)	—	(2.5)	—
Net after tax discontinued operations loss	0.8	—	9.0	—

Net loss attributable to non-controlling interest of discontinued operations	—	—	8.1	—
Tax effect of net loss attributable to non-controlling interest of discontinued operations	—	—	—	—
Net after tax income attributable to non-controlling interest of discontinued operations	—	—	8.1	—

Total after tax adjustments	10.0	12.8	72.1	11.6

Adjusted net income (loss)	$89.0	$(25.0)	$116.4	$(15.1)

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
per share data
	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of U.S. GAAP Net Income (Loss) per share to Adjusted Net Income (Loss) per share	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

Reported income (loss) per share	$0.89	$(0.61)	$0.51	$(0.43)

Adjustments, after tax (per share) (1)
Net inventory valuation loss (gain)	—	0.11	(0.01)	0.14
Unrealized hedging loss	0.08	0.07	0.22	—
Transaction related expenses	0.02	0.03	0.12	0.04
Tax Cuts and Jobs Act adjustment	0.11	—	0.03	—
Impairment loss on assets held for sale	—	—	0.31	—
Gain on sale of the asphalt business	(0.11)	—	(0.12)	—
Loss on extinguishment of debt	—	—	0.08	—
Discontinued operations loss	0.01	—	0.10	—
Net loss attributable to non-controlling interest of discontinued operations	—	—	0.09	—

Total adjustments	0.11	0.21	0.82	0.19
Dilutive effect of convertible debt on adjusted results (2)	0.03	—	—	—
Adjusted net income (loss) per share	$1.03	$(0.40)	$1.33	$(0.24)

Shares used in computing Non-GAAP dilutive effect of convertible debt (2):
Diluted	90,244,357	62,054,485	85,773,587	62,016,489
Adjustment for economic benefit of note hedge related to Senior Convertible Notes	2,635,399	—	—	—
Non-GAAP Adjusted Diluted Share Count	87,608,958	62,054,485	85,773,587	62,016,489

(1) The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income in all periods.

(2) Delek US has a convertible note hedge transaction in effect to offset the economic dilution of the additional shares from the convertible note that matures in September 2018.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Net Income (Loss) to Adjusted EBITDA	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Reported net income (loss) attributable to Delek	$79.1	$(37.9)	$44.2	$(26.7)

Add:
Interest expense, net	30.6	14.1	62.4	26.6
Loss on extinguishment of debt	—	—	9.0	—
Income tax expense (benefit) - continuing operations	32.8	(27.0)	15.8	(22.0)
Depreciation and amortization	49.2	29.5	97.2	58.5
EBITDA	191.7	(21.3)	228.6	36.4

Adjustments
Net inventory valuation (gain) loss	(0.3)	10.7	(0.7)	13.4
Unrealized hedging loss	9.9	6.6	24.7	0.1
Transaction related expenses	2.6	2.5	13.2	4.2
Impairment loss on assets held for sale	—	—	27.5	—
Gain on sale of the asphalt business	(13.2)	—	(13.2)	—
Discontinued operations loss, net of tax	0.8	—	9.0	—
Non controlling interest loss	7.6	5.7	22.5	9.8
Total adjustments	7.4	25.5	83.0	27.5

Adjusted EBITDA	$199.1	$4.2	$311.6	$63.9

Investor / Media Relations Contact:
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366